UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

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GEORGIA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2014
ANNUAL MEETING
 & INFORMATION STATEMENT

www.georgiapower.com

GEORGIA POWER COMPANY
Atlanta, Georgia

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 21, 2014

The 2014 Annual Meeting of Shareholders of Georgia Power Company will be held on May 21, 2014 at 7:30 a.m., Eastern Time, at the Company's Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, to elect 11 members of the board of directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 7, 2014 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Georgia Power Company Corporate Secretary at (404) 506-6526.

The Information Statement and the 2013 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2013 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2014.

This Information Statement and the 2013 Annual Report also are available to you at www.georgiapower.com/financial.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas P. Bishop
Senior Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer

Atlanta, Georgia
April 15, 2014

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Georgia Power Company (Company) in connection with the 2014 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 21, 2014 at 7:30 a.m., Eastern Time, at the Company's Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374. This Information Statement is initially being provided to shareholders on or about April 15, 2014. The Information Statement and the 2013 Annual Report also are available on the internet at www.georgiapower.com/financial.

At the meeting, the shareholders will vote to elect 11 members to the board of directors and will transact any other business that may properly come before the meeting. The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company's common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company's common stock and Class A preferred stock on the record date of April 7, 2014 are entitled to notice of and to vote at the meeting. On that date, there were 9,261,500 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 1,800,000 shares of Class A preferred stock outstanding on that date. With respect to the election of directors, all of the outstanding shares of Class A preferred stock are entitled to vote as a single class with the Company's common stock. Each share of outstanding common stock counts as one vote and each share of outstanding Class A preferred stock counts as one-fourth vote. Neither the Company's charter nor bylaws provides for cumulative voting rights.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company's Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Information Statement for the 2015 annual meeting, shareholder proposals must be received by the Company no later than February 16, 2015.

NOMINEES FOR ELECTION AS DIRECTORS

A board of 11 directors is to be elected at the annual meeting, with each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a director. If any named nominee becomes unavailable for election, the board may substitute another nominee.

Below is information concerning the nominees for director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company's board. The ages of the directors shown below are as of December 31, 2013.

W. Paul Bowers - Director since 2010
Mr. Bowers, 57, is president and chief executive officer of the Company, which is the largest subsidiary of Southern Company. Prior to assuming his current position, Mr. Bowers served as the chief operating officer of the Company from August 2010 to December 2010. He previously served as executive vice president and chief financial officer of Southern Company from January 2008 to August 2010. He serves on the boards of Nuclear Electric Insurance Limited, Aflac Incorporated, and the Georgia Chamber of Commerce. He is vice chair of the Georgia Department of Economic Development and past chair of the Georgia Partnership for Excellence in Education and the Metro Atlanta Chamber of Commerce. He is also a member of the Federal Reserve Bank of Atlanta's energy advisory council and a trustee of the Woodruff Arts Center. Mr. Bowers' knowledge of the Company's business and industry, including the regulatory structure, and his operational and financial expertise, make him uniquely qualified to serve on the board.

Robert L. Brown, Jr. - Director since 2003
Mr. Brown, 62, is president and chief executive officer of R. L. Brown & Associates, Inc. (architectural, planning, and construction management company), Decatur, Georgia. In 1984, Mr. Brown established R. L. Brown & Associates, Inc. to provide architectural and construction management on projects for corporate clients and private/government groups. His company has designed many projects throughout metro-Atlanta and Alabama, including the Birmingham Civil Rights Institute, Cascade Elementary School, Clark Atlanta University Student Center and Parking Facility, academic buildings for DeKalb College and Spelman College, and the 1996 Olympic Tennis Venue. He is also a director of Citizens Trust Bank where he serves on the Governance/Nominating and Audit/Compliance Committees. Mr. Brown also serves on the board of the Georgia Chamber of Commerce. Mr. Brown's experience in business and community affairs are valuable to the board.

Anna R. Cablik - Director since 2001
Ms. Cablik, 61, is president of Anatek, Inc. (metal contractor), Marietta, Georgia, and Anasteel & Supply Company, LLC (supplier of fabricated concrete reinforcing steel), Ellenwood, Georgia. Ms. Cablik is a partner in PanAmerican Logistics LLC, Camana Holdings, LLC, and CK Property Group, LLC. She is also a director of BB&T Corporation where she serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. As the owner and operator of a company, Ms. Cablik has over 30 years of experience overseeing the preparation of financial statements and the review of accounting matters. Ms. Cablik's entrepreneurial and business-building skills and experience, having successfully founded and grown several businesses, and her extensive career managing a diverse portfolio of projects, provide risk assessment skills and experience to the board.

Thomas A. Fanning - Director since 2010
Mr. Fanning, 56, has been chairman of the board and chief executive officer of Southern Company since December 2010 and also president since August 2010. He previously served as executive vice president and chief operating officer of Southern Company from February 2008 through July 2010. He has been an employee of the Southern Company system for over 30 years. Mr. Fanning is a director of the Federal Reserve Bank of Atlanta, serving on the Executive Committee and the Audit Committee. He is also a director of Alabama Power Company (Alabama Power), Southern Power Company (Southern Power), and a number of other Southern Company system boards. Mr. Fanning served on the board of The St. Joe Company from 2005 through September 2011. The numerous positions Mr. Fanning has held within the Southern Company system uniquely qualify him to be a director of the Company. He understands the electric utility business, the regulatory environment, and other industry-specific matters that affect the Company.

Stephen S. Green - Director since 2008
Mr. Green, 65, is president and chief executive officer of Stephen Green Properties, Inc. (commercial real estate investment company), Savannah, Georgia, and president and chief executive officer of the Morris Manning Martin Green Consulting Group, LLC (strategic economic consulting firm), Savannah, Georgia. The Morris Manning Martin Green Consulting Group,

LLC was formed in March 2012 as a strategic economic consulting firm with a primary focus on logistics and infrastructure, including import, export, transportation projects, and government affairs. Mr. Green is a director and chairman of First Chatham Bank Financial Corporation as well as a director and vice chairman of First Chatham Bank, serving on the Executive and Compensation Committees. He also serves on the boards of the Georgia Ports Authority as secretary and treasurer, the Georgia Chamber of Commerce, and the Savannah Area Chamber of Commerce where he serves as a member of the Executive Committee. Mr. Green's real estate investment and development experience and his knowledge of business and civic activities in Georgia's coastal area bring important insights to the board.

Jimmy C. Tallent - Director since 2007
Mr. Tallent, 61, is president, chief executive officer, and director of United Community Banks, Inc. (UCBI), Blairsville, Georgia. UCBI operates banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina, and east Tennessee. He serves on the board of trustees of Young Harris College and as a director of the Georgia Cities Foundation and the Georgia Chamber of Commerce. Mr. Tallent's strong financial experience and his commitment to customer service and the business community make him a valuable member of the board.

Charles K. Tarbutton - Director since 2010
Mr. Tarbutton, 47, is the assistant vice president of the Sandersville Railroad Company (a shortline freight railroad company serving industrial customers), Sandersville, Georgia. Mr. Tarbutton is a director and past chairman of the Georgia Chamber of Commerce and is currently chairman of the board of directors of the Georgia Department of Economic Development. Mr. Tarbutton serves on the boards of the American Short Line and Regional Railroad Association and as president of the Georgia Railroad Association. Mr. Tarbutton's financial background, leadership experience, and involvement in the industrial community enable him to provide valuable insights to the board.

Beverly Daniel Tatum - Director since 2008
Dr. Tatum, 59, is president of Spelman College, Atlanta, Georgia. She has been president of Spelman College since 2002 and is a renowned scholar, teacher, clinical psychologist, and race relations expert. Dr. Tatum serves as a trustee of the Georgia Early Education Alliance for Ready Students, the Institute of International Education, and the Woodruff Arts Center. She also serves on the boards of Educational Testing Service and the Metro Atlanta Chamber of Commerce where she serves as a member of the Executive Committee. Her keen understanding of the educational challenges in the State of Georgia and her extensive experience researching and creating awareness around diversity issues make her a valuable member of the board.

D. Gary Thompson - Director since 2003
Mr. Thompson, 67, is the retired chief executive officer of Georgia Banking, Wachovia Bank, N.A., Atlanta, Georgia, and executive vice president of Wachovia Corporation, Charlotte, North Carolina. He is a director of Aflac Incorporated where he serves as a member of the Compensation Committee. Mr. Thompson is also on the board of the Chastain Park Conservatory. Mr. Thompson's wealth of experience in the areas of banking, finance, and corporate governance are valuable to the board.

Clyde C. Tuggle - Director since 2013
Mr. Tuggle, 51, serves as senior vice president, chief public affairs and communications officer of The Coca-Cola Company (Coca-Cola), Atlanta, Georgia. Prior to assuming his current position in 2009, Mr. Tuggle served as Coca-Cola's senior vice president, corporate affairs and productivity from 2008 to 2009 and served as president of Coca-Cola's Russia, Ukraine, and Belarus business unit from 2005 until 2008. He is a director of Oxford Industries, Inc. where he serves as a member of the Audit Committee. Mr. Tuggle is the chairman of the board of trustees of Agnes Scott College and a trustee of the Georgia Research Alliance. He serves on the boards of the Center for Addiction and Substance Abuse, the U.S. Russia Business Council, and the World Affairs Council of Atlanta. Mr. Tuggle's extensive experience in external affairs and public communications issues make him a valuable member of the board.

Richard W. Ussery - Director since 2001
Mr. Ussery, 66, is the retired chairman of the board and chief executive officer of Total System Services, Inc. (TSYS) (a credit card processing company), Columbus, Georgia. He is a director of TSYS where he serves as a member of the Technology Committee. Mr. Ussery's leadership skills, extensive knowledge of and experience in the payment services and financial services industries, and understanding of business give him unique insights into the challenges and opportunities facing the Company allowing him to make valuable contributions to the board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors. Southern Company, as the owner of all of the Company's outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a board of directors that currently consists of 11 members. The current nominees for election as directors consist of nine non-employee directors, Mr. Bowers, the president and chief executive officer of the Company, and Mr. Fanning, the chairman of the board, president, and chief executive officer of Southern Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company's outstanding common stock, which represents a substantial majority of the overall voting power of the Company's equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE's listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company's shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee directors of the Company are compensated for service on the board of directors. The pay components for non-employee directors are:

Annual cash retainer:

•	$44,000 retainer paid in quarterly amounts of $11,000

•	Additional $5,000 retainer paid in quarterly amounts of $1,250 if serving as chair of a standing board committee

Annual stock retainer:

•	$30,000 in Southern Company common stock (Common Stock) units paid in quarterly grants of $7,500

Meeting fees:

•
Meeting fees are not paid for participation in the initial five meetings of the board in a calendar year. If more than five meetings of the board are held in a calendar year, $1,800 will be paid for participation in each meeting of the board beginning with the sixth meeting.

•
Meeting fees are not paid for participation in the initial five meetings of a committee in a calendar year. If more than five meetings of a committee are held in a calendar year, $1,200 will be paid for participation in each meeting of the committee beginning with the sixth meeting.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the director, all or a portion of the director's compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Georgia Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan), until membership on the board ends. Deferred compensation may be invested as follows, at the director's election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock upon leaving the board,

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in cash upon leaving the board, or

•	at the prime interest rate which is paid in cash upon leaving the board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the director, may be distributed in a lump sum payment, or in up to 10 annual distributions after leaving the board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company's non-employee directors during 2013, including amounts deferred in the Director Deferred Compensation Plan. Non-employee directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee directors.

			Change in
			Pension
			Value and
			Nonqualified
	Fees Earned		Deferred
	or Paid in	Stock	Compensation	All Other
	Cash	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)
Robert L. Brown, Jr.	55,600	30,000	—	67	85,750
Anna R. Cablik	49,000	30,000	—	67	79,150
Stephen S. Green	45,800	30,000	—	67	75,950
Jimmy C. Tallent	45,800	30,000	—	67	75,950
Charles K. Tarbutton	45,800	30,000	—	67	75,950
Beverly Daniel Tatum	44,000	30,000	—	67	74,150
D. Gary Thompson	45,800	30,000	—	67	75,950
Clyde C. Tuggle	33,000	22,500	—	67	55,650
Richard W. Ussery	50,800	30,000	—	67	80,950

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)	Consists of reimbursements for taxes on imputed income associated with gifts and activities provided to attendees at Company sponsored events.

BOARD LEADERSHIP STRUCTURE

The board believes that the combined role of chief executive officer and chairman is most suitable for the Company because Mr. Bowers is the director most familiar with the Company's business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee directors and management have different perspectives and roles in strategy development. The chief executive officer brings Company-specific experience and expertise, while the Company's non-employee directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the directors to hold an executive session of the non-employee directors without management participation at each regularly scheduled board of directors meeting. The chair of the Nuclear Committee currently presides over these executive sessions. Information on how to communicate with the non-employee directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Ms. Cablik, Chair; Mr. Tallent, and Dr. Tatum

•	Met four times in 2013

•	Oversees the Company's internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the board, oversight of the Company's system of internal control, compliance, ethics, employee concerns programs and activities, and diversity and inclusion initiatives. Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the board of directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company's financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company's financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, material alternative financial treatments within generally accepted accounting principles, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management, and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

The charter of the Southern Company Audit Committee is available on Southern Company's website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Ussery, Chair; Mr. Tarbutton, and Mr. Thompson

•	Met two times in 2013

•	Oversees the administration of the directors' compensation arrangements and reviews the compensation of officers reporting to the president and chief executive officer

The Company's Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company's chief executive officer and makes recommendations regarding the fees paid to members of the Company's board of directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company's website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee, which has authority to retain independent advisors, including compensation consultants, at Southern Company's expense, engaged Pay Governance LLC (Pay Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee's requirements. The Southern Company Compensation and Management Succession Committee also expected Pay Governance to advise on executive compensation and related corporate governance trends.

Pay Governance is engaged solely by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. In connection with its engagement of Pay Governance, the Southern Company Compensation and Management Succession Committee reviewed Pay Governance's independence, including (1) the amount of fees received by Pay Governance from Southern Company as a percentage of Pay Governance's total revenue; (2) its policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships, including Common Stock ownership, that could impact independence. After reviewing these and other factors, the Southern Company Compensation and Management Succession Committee determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2013, Pay Governance assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

Executive Committee:

•	Members are Mr. Bowers, Chair; Mr. Brown, Ms. Cablik, and Mr. Ussery

•	Met one time in 2013

•	Acts in place of full board on matters that require board action between scheduled meetings of the board to the extent permitted by law and within certain limits set by the board

Finance Committee:

•	Members are Mr. Ussery, Chair; Mr. Thompson, and Mr. Tuggle

•	Met five times in 2013

•	Reviews the Company's financial and fiscal affairs and takes actions on behalf of the board to the extent permitted by law and within certain limits set by the board

Nuclear Committee:

•	Members are Mr. Brown, Chair; Mr. Green, and Mr. Tarbutton

•	Met five times in 2013

•	Reviews nuclear activities

•	Chairman serves on the Southern Nuclear Operating Company, Inc. (Southern Nuclear) Nuclear Oversight Committee as a representative of the board for which he receives meeting fees from the Company

BOARD RISK OVERSIGHT

The chief executive officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company's risk profile are reviewed with the full board periodically. In addition, the board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues. As part of its review of management's risk assessment, the Controls and Compliance Committee receives a risk report at least twice each year on the Company's risk profile. This Committee elevates any significant risk issues and changes to the risk profiles to the full board as appropriate.

DIRECTOR ATTENDANCE

The board of directors met six times in 2013. Average director attendance at all applicable board and committee meetings was 97%. No nominee attended less than 75% of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full board, with input from the Company's president and chief executive officer, identifies director nominees. The board evaluates candidates based on the requirements set forth in the Company's bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company's common stock and, as a result, Southern Company's affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees. Southern Company's president and chief executive officer is on the Company's board and may propose on behalf of Southern Company potential candidates for director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company's board of directors may contact them by writing c/o Corporate Secretary, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Bin 10120, Atlanta, Georgia 30308. The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company's annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, the Company's preferred stockholders rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary. One of the Company's directors attended the Company's 2013 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company's financial reporting process on behalf of the board of directors of Southern Company. The Company's management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company's financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management's report on the Company's internal control over financial reporting in the 2013 Annual Report with management. The Audit Committee also reviews the Company's quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees and SEC Rule 2-07 of Regulation S-X, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company and its affiliates is compatible with maintaining the firm's independence.

The Audit Committee discussed the overall scope and plans with the Company's internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company's financial reporting. The Audit Committee also meets privately with Southern Company's compliance officer. The Audit Committee held 10 meetings during 2013.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and such board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2014. At the 2014 annual meeting of Southern Company's stockholders, the stockholders will be asked to ratify the Audit Committee's selection of the independent registered public accounting firm.

Members of the Audit Committee as of December 31, 2013:

Jon A. Boscia, Chair
David J. Grain
Warren A. Hood, Jr.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company's principal independent registered public accounting firm for 2013 and 2012.

	2013	2012
	(in thousands)
Audit Fees (1)	$3,578	$3,384
Audit-Related Fees (2)	0	92
Tax Fees	0	0
All Other Fees (3)	3	0
Total	$3,581	$3,476

(1)	Includes services performed in connection with financing transactions.
(2)	Includes non-statutory audit services in 2012.
(3)	Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars in 2013.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee's approval of the independent registered public accounting firm's annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company's independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2014 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company's Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308 that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the board of directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company's chief executive officer and chief financial officer in 2013, as well as each of the Company's other three most highly compensated executive officers serving at the end of the year.

W. Paul Bowers	President and Chief Executive Officer
W. Ron Hinson	Executive Vice President, Chief Financial Officer, and Treasurer
W. Craig Barrs	Executive Vice President
Joseph A. Miller	Executive Vice President
Anthony L. Wilson	Executive Vice President

Also described is the compensation of the Company's former executive vice president, chief financial officer, and treasurer, Ronnie R. Labrato, who retired from the Company on March 31, 2013. Collectively, these officers are referred to as the named executive officers.

Executive Summary

Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the Company's named executive officers for 2013.

	Salary ($)(1)	% of Total	Short-Term Performance Pay ($)(1)	% of Total	Long-Term Performance Pay ($)(1)	% of Total
W. P. Bowers	760,482	25%	498,775	17%	1,719,904	58%
W. R. Hinson	340,526	47%	149,129	21%	231,073	32%
R. R. Labrato	85,373	26%	32,196	10%	214,943	64%
W. C. Barrs	316,558	47%	138,163	20%	222,299	33%
J. A. Miller	412,879	35%	254,077	21%	518,941	44%
A. L. Wilson	332,968	41%	160,988	20%	319,614	39%

(1) Salary is the actual amount paid in 2013, Short-Term Performance Pay is the actual amount earned in 2013 based on performance, and Long-Term Performance Pay is the value on the grant date of stock options and performance shares granted in 2013. See the Summary Compensation Table for the amounts of all elements of reportable compensation described in this CD&A.

The Company's financial and operational and Southern Company's earnings per share (EPS) goal results for 2013 are shown below:

Financial:	123% of Target	Operational:	138% of Target	EPS:	0% of Target

Southern Company's annualized total shareholder return has been:

1-Year:	0.49%	3-Year:	7.22%	5-Year:	7.22%

These levels of achievement resulted in payouts that were aligned with the Company's and Southern Company's performance.

Compensation and Benefit Beliefs

The Company's compensation and benefit program is based on the following beliefs:

•	Employees' commitment and performance have a significant impact on achieving business results;

•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;

•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and

•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company's executive compensation program should:

•	Be competitive with the Company's industry peers;

•	Motivate and reward achievement of the Company's goals;

•	Be aligned with the interests of Southern Company's stockholders and the Company's customers; and

•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company's and Southern Company's business goals. The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted total shareholder return for Southern Company's stockholders. Therefore, short-term performance pay is based on achievement of the Company's operational and financial performance goals, with one-third determined by operational performance, such as safety, reliability, and customer satisfaction; one-third determined by business unit financial performance; and one-third determined by Southern Company EPS performance. Long-term performance pay is tied to Southern Company's stockholder value, with 40% of the target value awarded in Southern Company stock options, which reward stock price appreciation, and 60% awarded in performance shares, which reward Southern Company's total shareholder return performance relative to that of industry peers and stock price appreciation.

Key Governance and Pay Practices

•	Annual pay risk assessment required by the Compensation Committee charter.

•	Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to the Company or Southern Company.

•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	No excise tax gross-up on change-in-control severance arrangements.

•	Provision of limited ongoing perquisites with no income tax gross-ups for the president and chief executive officer, except on certain relocation-related benefits.

•	“No-hedging” provision in the Company's insider trading policy that is applicable to all employees.

•	Strong stock ownership requirements that are being met by all named executive officers.

ESTABLISHING EXECUTIVE COMPENSATION

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee uses information from others, principally Pay Governance. The Compensation Committee also relies on information from Southern Company's Human Resources staff and, for individual executive officer performance, from Southern Company's and the Company's respective chief executive officers. The role and information provided by each of these sources is described throughout this CD&A.

Consideration of Southern Company Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considered the stockholder vote on Southern Company's executive compensation at the Southern Company 2013 annual meeting of stockholders. In light of the significant support of Southern Company's stockholders (94% of votes cast voting in favor of the proposal) and the actual payout levels of the performance-based compensation program, the Compensation Committee continues to believe that the executive compensation program is competitive, aligned with the Company's and Southern Company's financial and operational performance, and in the best interests of the Company's customers and Southern Company's stockholders.

Executive Compensation Focus

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•
Business unit financial performance, which includes return on equity (ROE) or net income; operational performance, compared to target performance levels established early in the year; and EPS determine the actual payouts under the short-term (annual) performance-based compensation program (Performance Pay Program).

•	Common Stock price changes result in higher or lower ultimate values of stock options.

•	Southern Company's total shareholder return compared to those of industry peers leads to higher or lower payouts under the Performance Share Program (performance shares).

In support of this performance-based pay philosophy, the Company has no general employment contracts or guaranteed severance with the named executive officers, except upon a change in control.

The pay-for-performance principles apply not only to the named executive officers but to thousands of the Company's employees. The Performance Pay Program covers almost all of the approximately 8,100 employees of the Company. Stock options and performance shares are granted to over 630 employees of the Company. These programs engage employees, which ultimately is good not only for them, but also for the Company's customers and Southern Company's stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The primary components of the 2013 executive compensation program are shown below:

The Company's executive compensation program consists of a combination of short-term and long-term components. Short-term compensation includes base salary and the Performance Pay Program. Long-term performance-based compensation includes stock options, performance shares, and, in some cases, restricted stock units. The performance-based compensation components are linked to the Company's financial and operational performance, Common Stock performance, and Southern Company's total shareholder return. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent directors of Southern Company. The Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and motivates and rewards performance.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS

For the named executive officers, the Compensation Committee and Southern Company's Human Resources staff review compensation data from large, publicly-owned electric and gas utilities. Pay Governance develops and presents to the Compensation Committee a competitive market-based compensation level for the Company's chief executive officer. Southern Company's Human Resources staff develops competitive market-based compensation levels for the other named executive officers of the Company. The market-based compensation levels for both are developed from a size-appropriate energy services executive compensation survey database. The survey participants are utilities with revenues of $1 billion or more. The Compensation Committee reviews the data and uses it in establishing market-based compensation levels for the named executive officers.

AGL Resources, Inc.	Exelon Corporation	Portland General Electric Company
Alliant Energy Corporation	FirstEnergy Corp.	PPL Corporation
Ameren Corporation	First Solar Inc.	Proliance Holdings, LLC
American Electric Power Company, Inc.	GDF SUEZ Energy North America, Inc.	Public Service Enterprise Group Inc.
Areva Inc.	Hunt Consolidated, Inc.	Puget Energy, Inc.
Atmos Energy Corporation	Iberdrola USA, Inc.	Questar Corporation
Avista Corporation	Idaho Power Company	Sacramento Municipal Utility District
Bg US Services, Inc.	Indianapolis Power & Light Company	SAIC
Black Hills Corporation	Integrys Energy Group, Inc.	Salt River Project
Boardwalk Pipeline Partners, L.P.	JEA	SCANA Corporation
Calpine Corporation	Kinder Morgan Energy Partners, L.P.	Sempra Energy
Capital Power Corporation	LG&E and KU Energy LLC	Southern Company Services, Inc.
CenterPoint Energy, Inc.	Lower Colorado River Authority	Southwest Gas Corporation
CMS Energy Corporation	MDU Resources Group, Inc.	Spectra Energy Corp.
Consolidated Edison, Inc.	MidAmerican Energy Company	SunCoke Energy, Inc.
Constellation Energy Group, Inc.	National Grid USA	TECO Energy, Inc.
CPS Energy	New York Power Authority	Tennessee Valley Authority
Crosstex Energy, Inc.	NextEra Energy, Inc.	The AES Corporation
Dominion Resources, Inc.	NiSource Inc.	The Babcock & Wilcox Company
DTE Energy Company	Northeast Utilities	The Williams Companies, Inc.
Duke Energy Corporation	Northwestern Corporation	TransCanada Corporation
Dynegy Inc.	NRG Energy, Inc.	UGI Corporation
Edison International	NV Energy, Inc.	UIL Holdings
Edison Mission Energy	Oglethorpe Power Corporation	UNS Energy Corporation
ElectriCities of North Carolina	Omaha Public Power District	URENCO USA
Energen Corporation	Oncor Electric Delivery Company LLC	USEC Inc.
Energy Future Holdings Corp.	ONEOK, Inc.	Vectren Corporation
Energy Solutions, Inc.	Pacific Gas & Electric Company	Westar Energy, Inc.
Energy Transfer Partners, L.P.	Pepco Holdings, Inc.	Wisconsin Energy Corporation
Entergy Corporation	Pinnacle West Capital Corporation	Xcel Energy Inc.
EQT Corporation	PNM Resources Inc.

Market data for the chief executive officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, annual performance-based compensation at a target performance level, and long-term performance-based compensation (stock options and performance shares) at a target value. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company's and Southern Company's performance for the year or period.

A specified weight was not targeted for base salary or annual or long-term performance-based compensation as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2013 compensation amounts. Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

The total target compensation opportunity was established in early 2013 for each named executive officer as shown below:

	Salary ($)	Target Annual Performance-Based Compensation ($)	Target Long-Term Performance-Based Compensation ($)	Total Target Compensation Opportunity ($)
W. P. Bowers	764,406	573,304	1,719,904	3,057,614
W. R. Hinson	330,158	165,079	231,073	726,310
R. R. Labrato	307,114	153,557	214,943	675,614
W. C. Barrs	317,616	158,808	222,299	698,723
J. A. Miller	415,158	249,095	518,941	1,183,194
A. L. Wilson	336,444	185,044	319,614	841,102

The salary levels shown above were not effective until March 2013. Therefore, the salary amounts reported in the Summary Compensation Table are different than the amounts shown above because that table reports actual amounts paid in 2013. The target annual performance-based compensation amount shown for Mr. Labrato is the full year target amount had he been employed the entire year by the Company. When Mr. Hinson was promoted to executive vice president, chief financial officer, treasurer, and comptroller of the Company on March 31, 2013, he received a salary increase to $346,666. His target annual performance-based compensation was increased to $173,333.

For purposes of comparing the value of the compensation program to the market data, stock options are valued at $2.92 per option and performance shares at $40.50 per unit. These values represent risk-adjusted present values on the date of grant and are consistent with the methodologies used to develop the market data. The mix of stock options and performance shares granted were 40% and 60%, respectively, of the long-term value shown above.

In 2012, Pay Governance analyzed the level of actual payouts for 2011 performance under the annual Performance Pay Program to the named executive officers relative to performance versus peer companies to provide a check on the goal-setting process, including goal levels and associated performance-based pay opportunities. The findings from the analysis were used in establishing performance goals and the associated range of payouts for goal achievement for 2013. That analysis was updated in 2013 by Pay Governance for 2012 performance, and those findings were used in establishing goals for 2014.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2013 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2013.

With the exception of Southern Company executive officers, including Mr. Bowers, base salaries for all Southern Company system officers are within a position level with a base salary range that is established by Southern Company's Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual's relative contribution to the achievement of financial and operational goals in prior years.

Base salaries are reviewed annually in February and changes are made effective March 1. The base salary levels established early in the year for the named executive officers were set within the applicable position level salary range and were recommended by the individual named executive officer's supervisor and approved by Southern Company's chief executive officer. Mr. Bowers' base salary increase was approved by the Compensation Committee.

2013 Performance-Based Compensation

This section describes performance-based compensation for 2013.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation
The Southern Company system's number one priority is to continue to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company's stockholders in the short- and long-term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2013, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices;

•	Meeting energy demand with the best economic and environmental choices;

•	ROE - target performance level in the top quartile of comparable electric utilities;

•	Southern Company dividend growth;

•	Long-term, risk-adjusted Southern Company total shareholder return; and

•	Financial integrity - an attractive risk-adjusted return and sound financial policy

The performance-based compensation program is designed to encourage achievement of these goals. The Southern Company chief executive officer, with the assistance of Southern Company's Human Resources staff, recommended to the Compensation Committee the program design and award amounts for senior management, including the named executive officers.

2013 Annual Performance-Based Pay Program

Annual Performance Pay Program Highlights
•	Rewards achievement of annual goals:
	•	Business unit financial performance (ROE or net income)
	•	Business unit operational performance
	•	Southern Company EPS
•	Goals are weighted one-third each
•	Performance results range from 0% to 200% of target, based on level of goal achievement

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee.

•
For Southern Company's traditional operating companies, including the Company, operational goals are safety, customer satisfaction, plant availability, transmission and distribution system reliability, and culture. For Southern Nuclear, operational goals are safety, plant operations, and culture. Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals.

•
For Southern Company's traditional operating companies, including the Company, the business unit financial performance goal is ROE, which is defined as the traditional operating company's net income divided by average equity for the year.

•	For Southern Nuclear, the business unit financial performance goal is based on the ROE of the Company and Alabama Power (50% each).

•	For Southern Power, the business unit financial performance goal is net income.

•
EPS is defined as Southern Company's net income from ongoing business activities divided by average shares outstanding during the year. The EPS performance measure is applicable to all participants in the Performance Pay Program.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. For the financial performance goals, such adjustments could include the impact of items considered non-recurring or outside of normal operations or not anticipated in the business plan when the EPS goal was established and of sufficient magnitude to warrant recognition. In 2013, Southern Company recorded pre-tax charges to earnings of $1.14 billion due to estimated probable losses relating to Mississippi Power Company's (Mississippi Power) construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC). Although these charges are not expected to occur with regularity in the future, the Compensation Committee did not exclude the charges with respect to the EPS goal, and consequently the EPS result was under the threshold performance level that was established at the beginning of the year. As a result, no payout associated with EPS was made to any employee in the Southern Company system, including the named executive officers.

There are over 4,000 Southern Company system employees that provide professional and technical support to all of Southern Company's subsidiaries, including the Company. For that reason, the business unit financial goal component for these employees is based largely on Southern Company corporate-level ROE. Due to the charges described above, Mississippi Power's net income was negative $477 million and, therefore, its ROE was below the threshold performance level established, which resulted in a zero payout on the business unit financial goal for Mississippi Power employees. Additionally, the impact of Mississippi Power's negative net income also resulted in a Southern Company corporate-level ROE that was below the threshold performance level established by the Compensation Committee. Therefore, for employees paid based on Southern Company corporate-level ROE, including Mr. Hinson, this would have resulted in no payout for Southern Company corporate-level ROE, despite above-threshold achievement at the other business units supported by these employees. For that reason, the Compensation Committee believed that a zero payout on the Southern Company corporate-level ROE component was not an equitable result for those employees and amended the methodology for calculating Southern Company corporate-level ROE from an aggregate ROE to a weighted average payout, which is the methodology that was used under the annual performance-based pay program prior to 2010. See Calculating Payouts for a full description of how payouts were calculated for Mr. Hinson.

Under the terms of the program, no payout can be made if Southern Company's current earnings are not sufficient to fund the Common Stock dividend at the same level or higher than the prior year (dividend funding mechanism). In 2013, the Compensation Committee clarified that the dividend funding mechanism was not intended to apply when Southern Company earnings are insufficient due to items not expected to occur with regularity that do not impact Southern Company's financial ability to fund the Common Stock dividend, such as the Kemper IGCC charges described above.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.
Customer satisfaction is key to operations. Performance of all operational goals affects customer satisfaction.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company's operations.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with the least cost generating resources.
Nuclear Plant Operations
Nuclear plant performance is evaluated by measuring nuclear safety as rated by independent industry evaluators, as well as by a quantitative score comprised of various plant performance indicators. Plant reliability and operational availability are measured as a percentage of time the nuclear plant is operating. The reliability and availability metrics take generation reductions associated with planned outages into consideration.
Safe and efficient operation of the nuclear fleet is important for delivering clean energy at a reasonable price.

Operational Goals continued	Description	Why It Is Important
Major Projects - Plant Vogtle Units 3 and 4 and Kemper IGCC
To help ensure construction and licensing of two new nuclear generating units under construction at Plant Vogtle (Plant Vogtle Units 3 and 4) and the Kemper IGCC are on time, on budget, and in full compliance with all pertinent safety and quality requirements, the Southern Company system has an executive review committee in place for each project to assess progress towards these goals. Each committee may consider a combination of subjective and objective measures to determine their evaluation. Final assessments for each project are approved by the Southern Company chief executive officer and confirmed by the Nuclear/Operations Committee of the Southern Company board of directors.
Strategic projects enable the Southern Company system to expand capacity to provide clean, affordable energy to customers across the region.
Safety
Southern Company's Target Zero program is focused on continuous improvement in having a safe work environment. The performance is measured by the applicable company's ranking, as compared to peer utilities in the Southeastern Electric Exchange.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve the Company's inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.

Financial Performance Goals	Description	Why It Is Important
Business Unit ROE/Net Income
For the traditional operating companies, including the Company, the business unit financial performance goal is ROE, which is defined as the applicable company's net income divided by average equity for the year. For Southern Power, the business unit financial performance goal is net income.
Supports delivery of Southern Company stockholder value and contributes to the Company's and Southern Company's sound financial policies and stable credit ratings.
EPS	Southern Company's net income from ongoing business activities divided by average shares outstanding during the year.	Supports commitment to provide Southern Company's stockholders solid, risk-adjusted returns.

The range of business unit ROE, Southern Power net income, and Southern Company EPS goals for 2013 is shown below. ROE goals vary from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.

Level of Performance	ROE (%)	Southern Power Net Income ($) (millions)	EPS ($)
Maximum	14.0	215	2.87
Target	12.0	175	2.74
Threshold	9.0	135	2.61

In setting the goals for pay purposes, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Nuclear/Operations Committee of Southern Company's board of directors, respectively. The ranges of performance levels established for the primary operational goals are detailed below.

Level of Performance	Customer Satisfaction	Reliability	Availability	Nuclear Plant Operations	Safety	Plant Vogtle Units 3 and 4 and Kemper IGCC	Culture
Maximum	Top quartile for all customer segments and overall	Significantly exceed targets	Industry best	Significantly exceed targets	Greater than 90th percentile or 5-year Company best	Significantly exceed targets	Significant improvement
Target	Top quartile overall	Meet targets	Top quartile	Meet targets	60th percentile	Meet targets	Improvement
Threshold	2nd quartile overall	Significantly below targets	2nd quartile	Significantly below targets	40th percentile	Significantly below targets	Significantly below expectations

The Compensation Committee approves specific objective performance schedules to calculate performance between the threshold, target, and maximum levels for each of the operational goals. If goal achievement is below threshold, there is no payout associated with the applicable goal.

2013 Achievement

Actual 2013 goal achievement is shown in the following tables.

Operational Goal Results

The Company (Messrs. Bowers, Hinson, Labrato, Barrs, and Wilson)

Goal	Achievement Percentage
Customer Satisfaction	167
Reliability	200
Availability	0
Safety	200
Culture	140
Total Company Operational Goal Performance Factor	138

Southern Company Corporate & Services (Mr. Hinson)

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	200
Availability	100
Safety	92
Culture	149
Major Projects - Plant Vogtle Units 3 & 4	175
Major Projects - Kemper IGCC	0
Total Southern Company Generation Operational Goal Performance Factor	141

Southern Nuclear (Mr. Miller)

Goal	Achievement Percentage
Nuclear Safety	200
Nuclear Reliability	113
Vogtle Units 3 and 4 Assessment	175
Culture	137
Total Southern Nuclear Operational Goal Performance Factor	168

Financial Performance Goal Results

Goal	Result	Achievement Percentage
Company ROE	12.45%	123
Alabama Power ROE	13.07%	154
Average Company and Alabama Power ROE	12.76%	139
Corporate ROE	Weighted Average	113
Southern Power Net Income	$165.5 million	76
EPS (from ongoing business activities)	$1.88	0

Due to the pre-tax charges to Southern Company earnings related to Mississippi Power's construction of the Kemper IGCC, Southern Company's EPS for 2013 fell below the threshold necessary for payment under the Performance Pay Program. As a result, no payout was associated with the EPS goal.

Calculating Payouts

All of the named executive officers are paid based on Southern Company EPS performance. With the exception of Mr. Miller, all of the named executive officers are paid based on Company ROE and operational performance. Mr. Hinson's results are based in part on the time he served as chief accounting officer and comptroller of Southern Company and senior vice president and comptroller of Southern Company Services, Inc. and in part on the time he served as executive vice president, chief financial officer, treasurer, and comptroller of the Company. His results are prorated based on the amount of time he spent at each company. For the time he was employed by Southern Company Services, Inc., payout is based on the weighted average ROE payout results for the traditional operating companies (90%) and Southern Power net income (10%) and the corporate/aggregate operational goal results, which includes Southern Nuclear's operational goal results. Mr. Miller, an executive officer of the Company and Southern Nuclear, is paid based on Southern Nuclear's financial and operational goals.

A total performance factor is determined by adding the applicable business unit financial and operational goal performance and the EPS results and dividing by three. The total performance factor is multiplied by the target Performance Pay Program opportunity to determine the payout for each named executive officer. The table below shows the calculation of the total performance factor for each of the named executive officers, based on results shown above.

	Southern Company EPS Result (%) 1/3 weight	Business Unit Financial Goal Result (%) 1/3 weight	Business Unit Operational Goal Result (%) 1/3 weight	Total Performance Factor (%)
W. P. Bowers	0	123	138	87
W. R. Hinson (1)	0	110/123	141/138	83/87
R. R. Labrato	0	123	138	87
W. C. Barrs	0	123	138	87
J. A. Miller	0	139	168	102
A. L. Wilson	0	123	138	87
(1) Mr. Hinson was chief accounting officer and comptroller of Southern Company and senior vice president and comptroller of Southern Company Services, Inc. through March 2013. Under the terms of the compensation program, Mr. Hinson's Performance Pay Program results were prorated based on the time he was employed by Southern Company Services, Inc. and the Company.

The following table shows the pay opportunity at target-level performance and the actual payout based on the actual performance shown above.

	Target Annual Performance Pay Program Opportunity (%)	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (%)	Actual Annual Performance Pay Program Payout ($)
W. P. Bowers	75	573,304	87	498,775
W. R. Hinson	50	173,333	86	149,129
R. R. Labrato (1)	50	153,557	87	32,196
W. C. Barrs	50	158,808	87	138,163
J. A. Miller	60	249,095	102	254,077
A. L. Wilson	55	185,044	87	160,988
(1) Mr. Labrato retired from the Company in March 2013; therefore, his Performance Pay Program payout was prorated based on the amount of time he was employed in 2013. The target amount shown is his full target had he been employed for the entire year. The actual amount shown is the prorated amount Mr. Labrato received.

Long-Term Performance-Based Compensation

2013 Long-Term Pay Program Highlights
•	Stock Options:
	•	Reward long-term Common Stock price appreciation
	•	Represent 40% of long-term target value
	•	Vest over three years
	•	Ten-year term
•	Performance Shares:
	•	Reward Southern Company total shareholder return relative to industry peers and stock price appreciation
	•	Represent 60% of long-term target value
	•	Three-year performance period
	•	Performance results can range from 0% to 200% of target
	•	Paid in Common Stock at end of performance period
•	Restricted Stock Units:
	•	Used to promote retention of key employees or to attract key employees by replacing award value forfeited upon leaving a former employer
	•	Continued employment until vesting date(s) is required
	•	Paid in Common Stock upon vesting

Long-term performance-based awards are intended to promote long-term success and increase Southern Company's stockholder value by directly tying a substantial portion of the named executive officers' total compensation to the interests of Southern Company's stockholders. Long-term performance-based awards also benefit customers by providing competitive compensation that allows the Company to attract, retain, and engage employees who provide focus on serving customers and delivering safe and reliable electric service.

Southern Company stock options represent 40% of the long-term performance target value, and performance shares represent the remaining 60%. The Compensation Committee elected this mix because it concluded that doing so represented an appropriate balance between incentives. Southern Company stock options only generate value if the price of the stock appreciates after the grant date, and performance shares reward employees based on Southern Company's total shareholder return relative to industry peers, as well as Common Stock price. The Compensation Committee also awards restricted stock units occasionally, typically as retention awards or to attract key employees by replacing the value of awards that are forfeited upon leaving a former employer.

The following table shows the grant date fair value of the long-term performance-based awards granted in 2013, except restricted stock units.

	Value of Options ($)	Value of Performance Shares ($)	Total Long-Term Value ($)
W. P. Bowers	687,964	1,031,940	1,719,904
W. R. Hinson	92,441	138,632	231,073
R. R. Labrato	85,991	128,952	214,943
W. C. Barrs	88,932	133,367	222,299
J. A. Miller	207,577	311,364	518,941
A. L. Wilson	127,846	191,768	319,614

Stock Options

Stock options granted have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term. For the grants made in 2013 to Mr. Bowers, unvested options are forfeited if he retires from the Company or an affiliate of the Company and accepts a position with a peer company within two years of retirement. The value of each stock option was derived using the Black-Scholes stock option pricing model. The assumptions used in calculating that amount are discussed in Note 8 to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (2013 Annual Report). For 2013, the Black-Scholes value on the grant date was $2.92 per stock option.

Performance Shares

2013-2015 Grant

Performance shares are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value per unit was determined. For the grant made in 2013, the value per unit was $40.50. See the Summary Compensation Table and the information accompanying it for more information on the grant date fair value. The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers. Each performance share unit represents one share of Common Stock. At the end of the three-year performance period (January 1, 2013 through December 31, 2015), the number of units will be adjusted up or down (0% to 200%) based on Southern Company's total shareholder return relative to that of its peers in the Philadelphia Utility Index and the Southern Company custom peer group. The companies in the custom peer group are those that are believed to be most similar to Southern Company in both business model and investors. The Philadelphia Utility Index was chosen because it is a published index and, because it includes a larger number of peer companies, it can mitigate volatility in results over time, providing an appropriate level of balance. The peer groups vary from the Market Data peer group discussed previously due to the timing and criteria of the peer selection process; however, there is significant overlap. The results of the two peer groups will be averaged. The number of performance share units earned will be paid in Common Stock at the end of the three-year performance period. No dividends or dividend equivalents will be paid or earned on the performance share units.

The peers in the Philadelphia Utility Index on the grant date are listed below.

Ameren Corporation	Entergy Corporation
American Electric Power Company, Inc.	Exelon Corporation
CenterPoint Energy, Inc.	FirstEnergy Corp.
Consolidated Edison, Inc.	NextEra Energy, Inc.
Covanta Holding Corporation	Northeast Utilities
Dominion Resources, Inc.	PG&E Corporation
DTE Energy Company	Public Service Enterprise Group Inc.
Duke Energy Corporation	The AES Corporation
Edison International	Xcel Energy Inc.
El Paso Electric Company

The peers in the custom peer group on the grant date are listed below.

Alliant Energy Corporation	Northeast Utilities
Ameren Corporation	Pepco Holdings, Inc.
American Electric Power Company, Inc.	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	SCANA Corporation
DTE Energy Company	Wisconsin Energy Corporation
Duke Energy Corporation	Xcel Energy Inc.
Edison International

The scale below will determine the number of units paid in Common Stock following the last year of the performance period, based on the 2013 through 2015 performance period. Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Groups	Payout (% of Each Performance Share Unit Paid)
90th percentile or higher (Maximum)	200
50th percentile (Target)	100
10th percentile (Threshold)	0

Performance shares are not earned until the end of the three-year performance period. A participant who terminates, other than due to retirement or death, forfeits all unearned performance shares. Participants who retire or die during the performance period only earn a prorated number of units, based on the number of months they were employed during the performance period.

2011-2013 Payouts

Performance share grants were made in 2011 with a three-year performance period that ended on December 31, 2013. Based on Southern Company's total shareholder return achievement relative to that of the Philadelphia Utility Index (50% payout) and the custom peer group (10% payout), the payout percentage was 30% of target, which is the average of the two peer groups. The following table shows the target and actual awards of performance shares for the named executive officers.

	Target Performance Shares (#)	Target Value of Performance Shares ($)	Performance Shares Earned (#)	Value of Performance Shares Earned ($)
W. P. Bowers	22,278	801,340	6,683	274,738
W. R. Hinson	3,640	130,931	1,092	44,892
R. R. Labrato (1)	3,430	123,377	771	31,696
W. C. Barrs	3,210	115,464	963	39,589
J. A. Miller	8,004	287,904	2,401	98,705
A. L. Wilson	2,456	88,342	736	30,257
(1) The number of performance shares earned by Mr. Labrato is prorated based on the time he was employed by the Company during the performance period.

Restricted Stock Units

In limited situations restricted stock units are granted to address specific needs, including retention. These awards serve two primary purposes. They further align the recipient's interests with those of Southern Company's stockholders and they provide strong retention value. For treatment upon termination or change in control, see Potential Payments Upon Termination or Change in Control.

Messrs. Bowers and Miller were granted restricted stock units in 2011 and 2013, respectively. Mr. Bowers' restricted stock units vested in 2013. Mr. Miller's restricted stock units will vest on December 31, 2015 and are described in further detail below under Other Retention Awards. See the Summary Compensation Table, the Grants of Plan-Based Awards table, and the Option Exercises and Stock Vested table and accompanying information for more information on these awards of restricted stock units.

Other Retention Awards

In limited situations, the Company or an affiliate of the Company enters into a retention agreement with an employee if there is a retention risk given the employee’s age and expertise. Mr. Miller and the Company entered into a retention agreement effective January 1, 2013. The agreement provides for two cash payments of $128,981 each at the end of the first two years and the vesting of 9,039 shares of restricted stock units at the end of the third year. Mr. Miller must remain employed by the Company or an affiliate of the Company on the vesting date for each payment. Payment of the first installment of the award is reported in the Bonus column in the Summary Compensation Table. The grant of the restricted stock units is reported in the Stock Awards column in the Summary Compensation Table.

Southern Excellence Awards

Mr. Bowers approved a discretionary award to Mr. Miller for his overall leadership and support of the construction of Plant Vogtle Units 3 and 4 and the submission and approval of the eighth Vogtle Construction Monitoring report by the Georgia Public Service Commission. Messrs. Hinson and Barrs each received a discretionary award for their superior leadership in special projects for the Company. Messrs. Barrs and Wilson received awards for their exemplary leadership in the employee business forums held throughout Georgia. Payment of these awards is reported in the Bonus column in the Summary Compensation Table.

Timing of Performance-Based Compensation

As discussed above, the 2013 annual Performance Pay Program goals and Southern Company's total shareholder return goals applicable to performance shares were established early in the year by the Compensation Committee. Annual stock option grants also were made by the Compensation Committee. The establishment of performance-based compensation goals and the granting of equity awards were not timed with the release of material, non-public information. This procedure is consistent with prior practices. Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee. The exercise price of options granted to employees in 2013 was the closing price of the Common Stock on the grant date or the last trading day before the grant date, if the grant date was not a trading day.

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers.

Retirement Benefits

Generally, all full-time employees of the Company participate in the funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The Company also provides unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan. See the Pension Benefits table and accompanying information for more pension-related benefits information.

The Company also provides the Deferred Compensation Plan, which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. See the Nonqualified Deferred Compensation table and accompanying information for more information about the Deferred Compensation Plan.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. Severance payment amounts are two times salary plus target Performance Pay Program opportunity for Mr. Bowers and one times salary plus Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up would be provided. More information about severance arrangements is included in Potential Payments upon Termination or Change in Control.

Perquisites

The Company provides limited ongoing perquisites to its executive officers, including the named executive officers. The perquisites provided in 2013, including amounts, are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the president and chief executive officer, except on certain relocation-related benefits.

EXECUTIVE STOCK OWNERSHIP REQUIREMENTS

Officers of the Company that are in a position of vice president or above are subject to stock ownership requirements. All of the named executive officers are covered by the requirements. Ownership requirements further align the interest of officers and Southern Company's stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan. One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled. The ownership requirement is reduced by one-half at age 60.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
W. P. Bowers	3 Times	6 Times
W. R. Hinson	2 Times	4 Times
W. C. Barrs	2 Times	4 Times
J. A. Miller	3 Times	6 Times
A. L. Wilson	3 Times	6 Times

Newly-elected officers have approximately five years from the date of their election to meet the applicable ownership requirement. Newly-promoted officers, including Mr. Hinson, have approximately five years from the date of their promotion to meet the increased ownership requirements. All of the named executive officers are meeting their respective ownership requirements.

IMPACT OF ACCOUNTING AND TAX TREATMENTS ON COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the tax deductibility of the compensation of Southern Company's named executive officers, including Mr. Bowers, that exceeds $1 million per year unless the compensation is paid under a performance-based plan as defined in the Code that has been approved by Southern Company's stockholders. Southern Company has obtained stockholder approval of the Omnibus Incentive Compensation Plan, under which most of the performance-based compensation is paid. Because Southern Company's and the Company's policy is to maximize long-term stockholder value, as described fully in this CD&A, tax deductibility is not the only factor considered in setting compensation. The Compensation Committee has the discretion to award compensation that may not be tax deductible.

The Compensation Committee approved a formula in February 2013 that represented a maximum annual performance-based compensation amount payable to the affected Southern Company named executive officers. However, as described previously in this CD&A, the Compensation Committee later modified the methodology for calculating the business unit financial goal performance for over 4,000 Southern Company system employees. This did not affect Mr. Bowers' annual performance-based compensation amount payable. The Compensation Committee reduced his payment based on the result of the formula established in February 2013 to determine the actual payout amount pursuant to the methodologies described in this CD&A.

POLICY ON RECOVERY OF AWARDS

Southern Company's Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer of the Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

POLICY REGARDING HEDGING THE ECONOMIC RISK OF STOCK OWNERSHIP

The Company's policy is that employees and outside directors will not trade Southern Company options on the options market and will not engage in short sales.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company board of directors that the CD&A be included in the 2013 Annual Report and in this Information Statement. The Southern Company board of directors approved that recommendation.

Members of the Compensation Committee:

Veronica M. Hagen, Chair
Henry A. Clark III
H. William Habermeyer, Jr.
William G. Smith, Jr.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2011, 2012, and 2013 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
W. Paul Bowers President, Chief Executive Officer, and Director	2013	760,482	0	1,031,940	687,964	498,775	—	44,375	3,023,536
	2012	739,587	42	1,003,813	669,227	1,013,366	2,024,578	50,830	5,501,443
	2011	715,845	0	801,340	534,225	1,232,850	1,317,429	42,052	4,643,741
W. Ron Hinson Executive Vice President, Chief Financial Officer, and Treasurer	2013	340,526	50,000	138,632	92,441	149,129	—	67,729	838,457

Ronnie R. Labrato Former Executive Vice President, Chief Financial Officer, and Treasurer	2013	85,373	0	128,952	85,991	32,196	164,805	842,488	1,339,805
	2012	300,948	42	127,062	84,719	227,248	623,527	19,934	1,383,480
	2011	292,249	0	123,377	82,251	307,356	457,869	19,374	1,282,476
W. Craig Barrs Executive Vice President	2013	316,558	52,545	133,367	88,932	138,163	14,895	65,322	809,782
	2012	309,785	53	131,009	87,357	232,339	651,167	20,197	1,431,907
	2011	276,402	0	115,464	76,983	287,694	411,179	15,502	1,183,224
Joseph A. Miller Executive Vice President	2013	412,879	178,981	698,324	207,577	254,077	—	58,060	1,809,898
	2012	399,522	150,100	302,286	201,532	396,080	790,216	199,359	2,439,095
	2011	381,575	0	287,904	191,935	455,822	411,033	412,354	2,140,623
Anthony L. Wilson Executive Vice President	2013	332,968	2,585	191,768	127,846	160,988	75,064	23,787	915,006
	2012	314,677	53	181,229	120,840	276,428	518,743	21,340	1,433,310

Column (a)

Mr. Wilson was not an executive officer of the Company prior to 2012. Mr. Hinson was not an executive officer of the Company prior to 2013.

Column (d)

The amounts reported in this column for 2013 for Mr. Miller include a Southern Excellence Award ($50,000) and a retention payment as described in the CD&A ($128,981). The amount reported in this column also includes two Southern Excellence Awards for Mr. Barrs in the amounts of $50,000 and $2,500. Additionally, this column includes a Southern Excellence Award for Mr. Hinson in the amount of $50,000 and for Mr. Wilson in the amount of $2,500. These Southern Excellence Awards are described in the CD&A. This column also reports the value of non-cash safety awards for Messrs. Barrs and Wilson.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2013. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2013. The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model. No amounts will be earned until the end of the three-year performance period on December 31, 2015. The value then can be earned based on performance ranging from 0 to 200%, as established by the Compensation Committee. The aggregate grant date fair value of the performance shares granted in 2013 to Messrs. Bowers, Hinson, Barrs, Miller, and Wilson, assuming that the highest level of performance is achieved, is $2,063,880, $277,264, $266,734, $622,728, and $383,536, respectively (200% of the amount shown in the table). Because Mr. Labrato retired in 2013, the maximum amount he could earn is $21,465, which is prorated based on the time he was employed during the performance period. For Mr. Miller, the amount in column (e) also includes the grant date fair value ($386,960) of restricted stock units granted in 2013 as described in the CD&A. See Note 8 to the financial statements in the 2013 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

This column reports the aggregate grant date fair value of stock options granted in the applicable year. See Note 8 to the financial statements in the 2013 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (g)

The amounts in this column are the payouts under the annual Performance Pay Program. The amount reported for the Performance Pay Program is for the one-year performance period that ended on December 31, 2013. The Performance Pay Program is described in detail in the CD&A.

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31, 2011, 2012, and 2013. The Pension Benefits as of each measurement date are based on the named executive officer's age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or any Southern Company subsidiary until their benefits commence at the pension plans' stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors: growth in the named executive officer's Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2013, see the information following the Pension Benefits table. The key differences between assumptions used for the actuarial present values of accumulated benefits calculations as of December 31, 2012 and December 31, 2013 are:

•	Discount rate for the Pension Plan was increased to 5.05% as of December 31, 2013 from 4.30% as of December 31, 2012, and

•	Discount rate for the supplemental pension plans was increased to 4.50% as of December 31, 2013 from 3.70% as of December 31, 2012.

This column also reports above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP). However, there were no above-market earnings on deferred compensation in the years reported.

In 2013, the pension value for Messrs. Bowers, Hinson, and Miller decreased primarily due to the change in the discount rate. Pursuant to SEC rules, the negative amounts for the change in pension value for those named executive officers were not included in the column (h) totals. The actual change in pension values for Messrs. Bowers, Hinson, and Miller is negative $144,014, $11,515, and $35,816, respectively.

Column (i)

This column reports the following items: perquisites; severance payments; tax reimbursements; employer contributions in 2013 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan intended to meet requirements of Section 401(k) of the Code; and contributions in 2013 under the Southern Company Supplemental Benefit Plan

(Non-Pension Related) (SBP). The SBP is described more fully in the information following the Nonqualified Deferred Compensation table.

The amounts reported for 2013 are itemized below.

	Perquisites ($)	Severance Payment	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
W. P. Bowers	5,686	—	—	12,909	25,780	44,375
W. R. Hinson	4,046	—	46,547	12,774	4,362	67,729
R. R. Labrato	14,670	814,229	9,416	4,173	—	842,488
W. C. Barrs	4,648	—	47,617	9,918	3,139	65,322
J. A. Miller	8,518	—	28,671	12,816	8,055	58,060
A. L. Wilson	5,374	—	1,431	13,005	3,977	23,787

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of the financial planner on behalf of the officers, up to a maximum amount of $8,700 per year, after the initial year that the benefit is provided. In the initial year, the allowed amount is $15,000. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Corporate Aircraft.  The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use that is associated with business travel is permitted. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

Other Miscellaneous Perquisites. The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2013

This table provides information on stock option grants made and goals established for future payouts under the performance-based compensation programs during 2013 by the Compensation Committee.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
W. P. Bowers		5,733	573,304	1,146,608
	2/11/2013				255	25,480	50,960				1,031,940
	2/11/2013								235,604	44.06	687,964
W. R. Hinson		1,733	173,333	346,666
	2/11/2013				34	3,423	6,846				138,632
	2/11/2013								31,658	44.06	92,441
R. R. Labrato		370	37,007	74,014
	2/11/2013				31	3,184	6,368				128,952
	2/11/2013								29,449	44.06	85,991
W. C. Barrs		1,588	158,808	317,616
	2/11/2013				32	3,293	6,586				133,367
	2/11/2013								30,456	44.06	88,932
J. A. Miller		2,491	249,095	498,190
	2/11/2013				76	7,688	15,376				311,364
	2/11/2013								71,088	44.06	207,577
	1/1/2013							9,039			386,960
A. L. Wilson		1,850	185,044	370,088
	2/11/2013				47	4,735	9,470				191,768
	2/11/2013								43,783	44.06	127,846

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2013 as described in the CD&A. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned are disclosed in the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the performance shares granted to the named executive officers in 2013, as described in the CD&A. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. Earned performance shares will be paid out in Common Stock following the end of the 2013 through 2015 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

The number of shares shown for Mr. Labrato reflects the full grant he received in February 2013. However, since Mr. Labrato retired in March 2013, the ultimate number of performance shares he will receive will be prorated based on the number of months he was employed during the performance period.

Column (i)

This column reflects the number of restricted stock units granted to Mr. Miller on the grant date as described in the CD&A.

Columns (j) and (k)

Column (j) reflects the number of stock options granted to the named executive officers in 2013, as described in the CD&A, and column (k) reflects the exercise price of the stock options, which was the closing price on the grant date.

Column (l)

This column reflects the aggregate grant date fair value of the performance shares, stock options, and restricted stock units granted in 2013. For performance shares, the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model. For stock options, the value is derived using the Black-Scholes stock option pricing model. For restricted stock units, the value is based on the closing price of Common Stock on the grant date or the last trading day before the grant date, if the grant date was not a trading day. The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2013 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options and stock awards (performance shares and restricted stock units) held by or granted to the named executive officers as of December 31, 2013.

	Option Awards				Stock Awards
Name (a)					Number of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (i)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)
W. P. Bowers	60,576	0	32.70	2/18/2015
	67,517	0	33.81	2/20/2016
	70,680	0	36.42	2/19/2017
	85,151	0	35.78	2/18/2018
	90,942	0	31.39	2/16/2019
	233,477	0	31.17	2/15/2020
	109,585	54,792	37.97	2/14/2021
	65,804	131,608	44.42	2/13/2022
	0	235,604	44.06	2/11/2023
							23,906	982,776
							25,480	1,047,483

W. R. Hinson	17,909	8,954	37.97	2/14/2021
	8,842	17,684	44.42	2/13/2022
	0	31,658	44.06	2/11/2023
							3,212	132,045
							3,423	140,720

R. R. Labrato	15,432	0	36.42	2/19/2017
	16,181	0	35.78	2/18/2018
	11,937	0	31.17	2/15/2020
	16,872	0	37.97	2/14/2021
	24,991	0	44.42	2/13/2022
	29,449	0	44.06	2/11/2023
							3,026	124,399
							3,184	130,894

W. C. Barrs	11,054	0	31.17	2/15/2020
	15,791	7,896	37.97	2/14/2021
	8,590	17,179	44.42	2/13/2022
	0	30,456	44.06	2/11/2023
							3,120	128,263
							3,293	135,375

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END (continued)

	Option Awards Stock Awards
Name (a)						Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)
J. A. Miller	16,970	0	35.78	2/18/2018
	18,436	0	31.39	2/16/2019
	12,519	0	31.17	2/15/2020
	39,371	19,686	37.97	2/14/2021
	19,817	39,632	44.42	2/13/2022
	0	71,088	44.06	2/11/2023
							7,199	295,951
							7,688	316,054
					9,354	384,543

A. L. Wilson	5,804	0	33.81	2/20/2016
	9,275	0	36.42	2/19/2017
	8,958	0	35.78	2/18/2018
	25,735	0	31.39	2/16/2019
	16,934	8,467	31.17	2/15/2020
	12,085	6,042	37.97	2/14/2021
	11,882	23,764	44.42	2/13/2022
	0	43,783	44.06	2/11/2023			4,316	177,431
							4,735	194,656

Columns (b), (c), (d), and (e)

Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2005 through 2010 with expiration dates from 2015 through 2020 were fully vested as of December 31, 2013. The options granted in 2011, 2012, and 2013 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2011	February 14, 2021	February 14, 2014
2012	February 13, 2022	February 13, 2015
2013	February 11, 2023	February 11, 2016

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

Columns (f) and (g)

These columns reflect the number of restricted stock units, including the deemed reinvestment of dividends, held by Mr. Miller as of December 31, 2013. The value in column (g) is based on the Common Stock closing price on December 31, 2013 ($41.11). The restricted stock units granted to Mr. Miller vest on December 31, 2015. See further discussion of restricted stock in the CD&A.

Columns (h) and (i)

In accordance with SEC rules, column (h) reflects the target number of performance shares that can be earned at the end of each three-year performance period (December 31, 2014 and 2015) that were granted in 2012 and 2013, respectively. The performance shares granted for the 2011 through 2013 performance period vested on December 31, 2013 and are shown in the Option Exercises and Stock Vested in 2013 table below. The value in column (i) is derived by multiplying the number of shares in column (h) by the Common Stock closing price on December 31, 2013 ($41.11). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period. The ultimate number of shares earned by Mr. Labrato will be prorated based on the number of months he was employed during the performance periods. See further discussion of performance shares in the CD&A.

OPTION EXERCISES AND STOCK VESTED IN 2013

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
W. P. Bowers	—	—	43,748	1,955,265
W. R. Hinson	50,172	621,356	1,092	44,892
R. R. Labrato	—	—	771	31,696
W. C. Barrs	29,675	359,038	963	39,589
J. A. Miller	34,935	402,716	2,401	98,705
A. L. Wilson	6,940	112,202	736	30,257

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2013, and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

Column (d) includes the performance shares awarded for the 2011 through 2013 performance period that vested on December 31, 2013. The value reflected in column (e) is derived by multiplying the number of shares in column (d) by the market value of the underlying shares on the vesting date ($41.11).

Certain restricted stock units vested on July 27, 2013 and are reflected in column (d) for Mr. Bowers. The value of the restricted stock units as shown in column (e) is derived by multiplying the number of shares in column (d) by the market value of the underlying shares on the vesting date ($45.34).

PENSION BENEFITS AT 2013 FISCAL YEAR-END

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
W. P. Bowers	Pension Plan	33.67	1,082,996	0
	Supplemental Benefit Plan (Pension-Related)	33.67	4,871,361	0
	Supplemental Executive Retirement Plan	33.67	1,518,807	0
W. R. Hinson	Pension Plan	33.67	1,119,339	0
	Supplemental Benefit Plan (Pension-Related)	33.67	969,115	0
	Supplemental Executive Retirement Plan	33.67	473,097	0
R. R. Labrato	Pension Plan	33.00	1,312,170	63,830
	Supplemental Benefit Plan (Pension-Related)	33.00	1,048,699	116,906
	Supplemental Executive Retirement Plan	33.00	514,945	57,405
W. C. Barrs	Pension Plan	31.92	982,462	0
	Supplemental Benefit Plan (Pension-Related)	31.92	742,081	0
	Supplemental Executive Retirement Plan	31.92	415,932	0
J. A. Miller	Pension Plan	26.42	677,014	0
	Supplemental Benefit Plan (Pension-Related)	26.42	1,055,636	0
	Supplemental Executive Retirement Plan	26.42	460,943	0
A.L. Wilson	Pension Plan	27.50	635,275	0
	Supplemental Benefit Plan (Pension-Related)	27.50	472,061	0
	Supplemental Executive Retirement Plan	27.50	351,024	0

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company's primary retirement plan. Generally, all full-time employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant's last 10 calendar years of service are averaged to derive final average pay. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008. A statutory limit restricts the amount considered each year; the limit for 2013 was $255,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2013, all of the named executive officers are retirement-eligible, except Mr. Wilson.

The Pension Plan's benefit formulas produce amounts payable monthly over a participant's post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree's life.

Participants vest in the Pension Plan after completing five years of service. As of December 31, 2013, all of the named executive officers are vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed and is either age 50 or vested in the Pension Plan as of date of death, benefits will be paid to a surviving spouse. A survivor's benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately. Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50. After commencing, survivor benefits are payable monthly for the remainder of a survivor's life. Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P's vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant's separation from service. The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When a SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree's single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement. If a vested participant's death occurs prior to age 50, the installments will be paid to a spouse as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants' base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP's early retirement, survivor benefit, disability, and form of payment provisions mirror the SBP-P's provisions. However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included under Potential Payments upon Termination or Change in Control.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

•	Discount rate - 5.05% Pension Plan and 4.50% supplemental plans as of December 31, 2013,
•	Retirement date - Normal retirement age (65 for all named executive officers),
•	Mortality after normal retirement - RP2000 Combined Healthy with generational projections,
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None,
•	Form of payment for Pension Benefits:
	o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,
	o	Female retirees: 75% single life annuity; 15% level income annuity; 5% joint and 50% survivor annuity; and 5% joint and 100% survivor annuity,
•	Spouse ages - Wives two years younger than their husbands,
•	Annual performance-based compensation earned but unpaid as of the measurement date - 130% of target opportunity percentages times base rate of pay for year amount is earned, and
•	Installment determination - 3.75% discount rate for single sum calculation and 4.25% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service for the Pension Plan, the SBP-P, and the SERP is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2013 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
W. P. Bowers	444,523	25,780	39,127	0	3,683,582
W. R. Hinson	0	4,362	26,664	0	857,844
R. R. Labrato	219,511	0	40,948	155,303	1,196,191
W. C. Barrs	0	3,139	51	0	13,482
J. A. Miller	41,336	8,055	24,625	0	854,798
A. L. Wilson	129,150	3,977	9,618	0	352,322

Southern Company provides the DCP, which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred - the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2013, the rate of return in the Stock Equivalent Account was 0.65%.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States' largest banks. The interest rate earned on amounts deferred during 2013 in the Prime Equivalent Account was 3.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2013. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2013 were the amounts that were earned as of December 31, 2012 but not payable until the first quarter of 2013. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2013 but not payable until early 2014. These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP. Under the Code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code. The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on both compensation the named executive officers elected to defer and employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company's prior years' Information Statements. The following chart shows the amounts reported in the Company's prior years' Information Statements.

	Amounts Deferred under the DCP Prior to 2013 and Reported in Prior Years' Information Statements ($)	Employer Contributions under the SBP Prior to 2013 and Reported in Prior Years' Information Statements ($)	Total ($)
W. P. Bowers	879,664	69,749	949,413
W. R. Hinson	0	0	0
R. R. Labrato	985,742	10,719	996,461
W. C. Barrs	0	1,602	1,602
J. A. Miller	0	17,908	17,908
A. L. Wilson	112,566	3,304	115,870

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers serving as of December 31, 2013 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company's compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company's change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2013 and assumes that the price of Common Stock is the closing market price on December 31, 2013.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason. (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.
•	Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.
•
Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company's Drug and Alcohol Policy.

•	Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events

At the Southern Company or the Company level:

•
Southern Company Change-in-Control I - Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II - Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own less than 50% of Southern Company surviving the merger.

•	Southern Company Termination - Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•
Company Change in Control - Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:

•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason. Good Reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement- Eligible	Resignation	Lay Off (Involuntary Termination Not For Cause)	Involuntary Termination (For Cause)	Death or Disability
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement.
Annual Performance Pay Program	Prorated if retire before 12/31.	Forfeit.	Same as Retirement.	Forfeit.	Same as Retirement.
Stock Options	Vest; expire earlier of original expiration date or five years.	Same as Lay Off.	Vested options expire in 90 days; unvested are forfeited.	Forfeit.	Vest; expire earlier of original expiration date or three years.
Performance Shares	Prorated if retire prior to end of performance period.	Forfeit.	Forfeit.	Forfeit.	Same as Retirement.
Restricted Stock Units	Forfeit.	Forfeit.	Vest.	Forfeit.	Vest.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Terminates.	Same as Retirement.
Deferred Compensation Plan	Payable per prior elections (lump sum or up to 10 annual installments).	Terminates.	Same as Retirement.	Same as Retirement.	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.
SBP - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as the Deferred Compensation Plan.

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Nonqualified Pension Benefits (except SRA)
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP - pension- related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Same as Southern Company Change-in-Control II.	Based on type of change-in-control event.
Annual Performance Pay Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Same as Southern Company Change-in-Control I.	Prorated at target performance level.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Restricted Stock Units	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
SBP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years' participation in group healthcare plan plus payment of two or three years' premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2013.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2013 under the Pension Plan, the SBP-P, and the SERP are itemized in the following chart. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2013 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2013 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP. The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table. All of the named executive officers, except Mr. Wilson, were retirement-eligible as of December 31, 2013.

	Retirement ($)		Resignation or Involuntary Termination	Death (payments to a spouse) ($)
	Pension	7,935	All plans	5,015
W. P. Bowers	SBP-P	670,618	treated as	670,618
	SERP	209,087	retiring	209,087
	Pension	8,220	All plans	5,005
W. R. Hinson	SBP-P	131,633	treated as	131,633
	SERP	64,260	retiring	64,260
	Pension	7,182	All plans	4,760
W. C. Barrs	SBP-P	103,609	treated as	103,609
	SERP	58,072	retiring	58,072
	Pension	4,713	All plans	3,964
J. A. Miller	SBP-P	150,546	treated as	150,546
	SERP	65,736	retiring	65,736
	Pension	N/A	2,527	4,149
A. L. Wilson	SBP-P	N/A	668,146	66,323
	SERP	N/A	0	49,318

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P and the SERP could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2013 following a change-in-control-related event, other than a Southern Company Change-in-Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	Total ($)
W. P. Bowers	6,706,181	2,090,872	8,797,053
W. R. Hinson	1,316,331	642,598	1,958,929
W. C. Barrs	1,036,091	580,723	1,616,814
J. A. Miller	1,505,465	657,360	2,162,825
A. L. Wilson	657,171	488,672	1,145,843

The pension benefit amounts in the tables above were calculated as of December 31, 2013 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 2.88% discount rate.

Annual Performance Pay Program

The amount payable if a change in control had occurred on December 31, 2013 is the greater of target or actual performance. Because actual payouts for 2013 performance were below the target level for all of the named executive officers except Mr. Miller, the amount that would have been payable to those named executive officers was the target amount discussed in the CD&A. For Mr. Miller, since the actual payout for 2013 performance was above target level, the amount that would have been payable to him was the actual amount as reported in the Summary Compensation Table.

Stock Options, Performance Shares, and Restricted Stock Units (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. Under a Southern Company Termination, all Equity Awards vest. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest. There is no payment associated with Equity Awards unless there is a Southern Company Termination and the participants' Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. For stock options, the value is the excess of the exercise price and the closing price of Common Stock on December 31, 2013. The value of performance shares and restricted stock units is calculated using the closing price of Common Stock on December 31, 2013. The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company's stock options. It also shows the number and value of performance shares and restricted stock units that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)			Total Number of Equity Awards Following Accelerated Vesting (#)			Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	Restricted Stock Units	Stock Options	Performance Shares	Restricted Stock Units
W. P. Bowers	422,004	49,386	—	1,205,736	49,386	—	7,538,782
W. R. Hinson	58,296	6,635	—	85,047	6,635	—	357,115
W. C. Barrs	55,531	6,413	—	90,966	6,413	—	447,892
J. A. Miller	130,406	14,887	9,354	237,519	14,887	9,354	1,576,073
A. L. Wilson	73,589	9,051	—	164,262	9,051	—	981,089

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

All of the named executive officers, except Mr. Wilson, are retirement-eligible. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events. Because Mr. Wilson is not retirement-eligible, healthcare benefits would not become available until he reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing Mr. Wilson two years of healthcare insurance premiums is approximately $35,012.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement for retirement-eligible named executive officers.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for Good Reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer. The severance payment is two times the base salary and target payout under the annual Performance Pay Program for Mr. Bowers and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers. If any portion of the severance amount constitutes an "excess parachute payment" under Section 280G of the Code and is therefore subject to an excise tax, the severance amount will be reduced unless the after-tax "unreduced amount" exceeds the after-tax "reduced amount." Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2013 in connection with a change in control.

Severance Amount ($)
W. P. Bowers	2,675,420
W. R. Hinson	519,999
W. C. Barrs	476,424
J. A. Miller	664,253
A. L. Wilson	521,488

COMPENSATION RISK ASSESSMENT

Southern Company reviewed its compensation policies and practices, including those of the Company, and concluded that excessive risk-taking is not encouraged. This conclusion was based on an assessment of the mix of pay components and performance goals, the annual pay/performance analysis by the Southern Company Compensation and Management Succession Committee's independent consultant, stock ownership requirements, compensation governance practices, and the claw-back provision. The assessment was reviewed with the Southern Company Compensation and Management Succession Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of independent directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2013, none of Southern Company's or the Company's executive officers served on the board of directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by directors, nominees, and executive officers as of December 31, 2013. It is based on information furnished by the directors, nominees, and executive officers. The shares beneficially owned by all directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2013.

		Shares Beneficially Owned Include:
			Shares
			Individuals
	Shares	Deferred	Have Right to	Shares Held
Name of Directors, Nominees,	Beneficially	Stock	Acquire Within	by Family
and Executive Officers	Owned (1)	Units (2)	60 Days (3)	Members (4)
W. Paul Bowers	1,040,935	—	982,863	—
Robert L. Brown, Jr.	23,849	23,849	—	—
Anna R. Cablik	9,815	9,315	—	500
Thomas A. Fanning	1,723,276	—	1,685,514	—
Stephen S. Green	9,108	—	—	—
Jimmy C. Tallent	4,654	4,654	—	—
Charles K. Tarbutton	6,117	2,367	—	—
Beverly D. Tatum	3,783	3,709	—	—
D. Gary Thompson	11,991	11,991	—	—
Clyde C. Tuggle	516	—	—	—
Richard W. Ussery	35,783	—	—	—
W. Craig Barrs	77,340	—	62,072	—
W. Ron Hinson	67,688	—	55,100	—
Joseph A. Miller	198,655	—	170,311	—
Anthony L. Wilson	138,660	—	123,192	—
Directors, Nominees, and Executive Officers as a group (17 people)	3,545,851	55,885	3,259,257	837

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4)	Each director and/or executive officer disclaims any interest in shares held by family members. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Jimmy C. Tallent, a director of the Company, is president, chief executive officer, and director of United Community Banks, Inc. United Community Banks, Inc. furnished a number of regular banking services in the ordinary course of business to the Company during 2013. The Company intends to maintain normal banking relations with United Community Banks, Inc. in the future.

In 2013, the Company purchased reinforcing steel from Anasteel & Supply Company, LLC for $128,661. Ms. Anna R. Cablik, a director of the Company, is president of Anasteel & Supply Company, LLC.

In 2013, Messrs. Thomas P. Bishop and John L. Pemberton, executive officers of the Company, received compensation of $730,015 and $649,195, respectively.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” Southern Company has a Code of Ethics as well as a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements. The approval and ratification of any related party transactions would be subject to these written policies and procedures which include a determination of the need for the goods and services; preparation and evaluation of requests for proposals by supply chain management; the writing of contracts; controls and guidance regarding the evaluation of the proposals; and negotiation of contract terms and conditions. As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/ services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.